Exhibit 99.1

Contacts:

Investor Relations:	Eric J. Shick
Vice President, Investor Relations
(908) 277-8413

Media Relations:	Holly P. Glass
Vice President, Government and Public Affairs
(703) 754-2848

BARD ANNOUNCES SECOND QUARTER RESULTS

MURRAY HILL, NJ — (July 19, 2005) — C. R. Bard, Inc. (NYSE-BCR) today reported 2005 second quarter financial results. Second quarter 2005 net sales were $447.4 million, an increase of 7 percent over the prior-year period. Excluding the impact of a 2004 divestiture and foreign exchange, second quarter 2005 ongoing net sales increased 10 percent over the prior-year period.

For the second quarter 2005, net sales in the U.S. were $304.1 million and net sales outside the U.S. were $143.3 million, up 5 percent and 14 percent, respectively, over the prior-year period. Excluding the impact of a 2004 divestiture and foreign exchange, second quarter 2005 ongoing net sales in the U.S. and outside the U.S. increased 9 percent and 12 percent, respectively, over the prior-year period.

For the second quarter 2005, net income was $85.3 million and diluted earnings per share were 79 cents, an increase of 45 percent and 44 percent, respectively, over the prior-year period.

The 2005 second quarter results included certain items that increased net income by $5.1 million (after-tax), or 5 cents per diluted share. Excluding certain items, second quarter 2005 net income was $80.2 million and diluted earnings per share were 74 cents. Net income and diluted earnings per share, excluding certain items, increased 31 percent and 30 percent, respectively, as compared to the prior-year period.

“We are pleased to report solid revenue and earnings results for the quarter. Our diversified product portfolio helped drive top line growth and we benefited specifically from strong sales in our Oncology business,” commented Timothy M. Ring, chairman and chief executive officer. “Healthy margins and controlled spending have again positively impacted earnings this quarter. We continue to prudently invest operational savings into the business with a goal to enhance growth and increase shareholder value.”

C. R. Bard, Inc. (www.crbard.com), headquartered in Murray Hill, N.J., is a leading multinational developer, manufacturer and marketer of innovative, life-enhancing medical technologies in the fields of vascular, urology, oncology and surgical specialty products.

-MORE-

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. These statements are not historical in nature and use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “forecast”, “plan”, “believe”, and other words of similar meaning in connection with any discussion of future operating or financial performance. Many factors may cause actual results to differ materially from anticipated results including product developments, sales efforts, expenses, the outcomes of contingencies such as legal proceedings, and other economic, business, competitive and regulatory factors. The company undertakes no obligation to update its forward-looking statements. Please refer to our March 31, 2005 10-Q for more detailed information about these and other factors that may cause actual results to differ materially from those expressed or implied.

The company sold certain assets of its Endoscopic Technologies division on September 30, 2004. Net sales excluding sales of the divested Endoscopic Technologies products are referred to as “ongoing net sales”. The earnings per share figures reported in this press release reflect the company’s two-for-one common stock split that became effective on May 28, 2004.

Net sales, excluding foreign exchange, ongoing net sales and net income and diluted earnings per share excluding certain items are non-GAAP financial measures. The company analyzes net sales on a constant currency and ongoing basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on net sales, the company believes that evaluating growth in net sales on a constant currency basis provides an additional and meaningful assessment of net sales. The company believes that comparing ongoing net sales between periods provides an additional and meaningful analysis of comparable operations. Net income and EPS excluding certain items are used by the company to measure the comparability of results between periods. Because certain items such as investment gains and litigation outcomes may not reflect underlying operating results, the company believes the exclusion of these and similar items provides an additional and meaningful assessment of net income and EPS. The limitation of these non-GAAP measures is that, by excluding certain items, they do not reflect results on a standardized reporting basis. All non-GAAP financial measures are intended to supplement the applicable GAAP disclosures and should not be viewed as a replacement for GAAP results. For a reconciliation of these non-GAAP measures to the most comparable GAAP measures, please see the attached tables.

-MORE-

C. R. Bard, Inc.

Consolidated Statements of Income

(dollars in thousands except per share amounts, unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net sales	$447,400	$416,300	$876,000	$810,100
Costs and expenses:
Cost of goods sold	173,500	169,000	338,400	330,600
Marketing, selling & administrative expense	136,000	130,500	264,600	251,200
Research & development expense	29,000	31,600	56,200	54,800
Interest expense	3,100	3,000	6,200	6,400
Other (income) expense, net	(11,500)	3,100	(17,900)	(10,300)

Total costs and expenses	330,100	337,200	647,500	632,700

Income before tax provision	117,300	79,100	228,500	177,400
Income tax provision	32,000	20,400	61,900	46,800

Net income	$85,300	$58,700	$166,600	$130,600

Basic earnings per share	$0.81	$0.56	$1.59	$1.25

Diluted earnings per share	$0.79	$0.55	$1.54	$1.22

Wt. avg. common shares outstanding – basic	105,200	104,500	105,000	104,300
Wt. avg. common shares outstanding – diluted	108,500	107,500	108,300	107,100

Product Group Summary of Net Sales

(dollars in thousands, unaudited)

	Quarter Ended June 30,				Six Months Ended June 30,
	2005	2004	Change	Constant Currency	2005	2004	Change	Constant Currency
Vascular	$108,800	$100,100	9%	6%	$213,100	$192,200	11%	8%
Urology	131,900	121,500	9%	7%	259,300	238,000	9%	8%
Oncology	102,000	84,200	21%	19%	195,200	163,300	20%	18%
Surgery	85,600	76,900	11%	10%	171,100	152,100	12%	12%
Other	19,100	17,500	9%	8%	37,300	33,300	12%	11%

Ongoing Sales	$447,400	$400,200	12%		$876,000	$778,900	12%

FX Impact	—	6,400			—	10,900

Con. Currency	$447,400	$406,600		10%	$876,000	$789,800		11%

Ongoing Sales	$447,400	$400,200	12%		$876,000	$778,900	12%

Divested Sales	—	16,100			—	31,200

Reported Sales	$447,400	$416,300	7%		$876,000	$810,100	8%

-MORE-

Notes to Consolidated Statements of Income

•	Net sales of divested products were previously reported in the oncology product group.

•	All earnings per share numbers reflect the company’s 2 for 1 stock split that became effective May 28, 2004.

•	For the second quarter ended June 30, 2005, in addition to interest income and exchange gains and losses, other (income) expense, net included the following certain items: an investment gain of approximately $1.2 million pretax ($0.7 million after-tax; $0.01 diluted earnings per share) and the resolution of a royalty matter of approximately $7.1 million pretax ($4.4 million after-tax; $0.04 diluted earnings per share). For the six months ended June 30, 2005, in addition to interest income and exchange gains and losses, other (income) expense, net included the following certain items: investment gains and the resolution of a royalty matter for a net adjustment of approximately $11.5 million pretax ($7.1 million after-tax; $0.07 diluted earnings per share).

•	For the second quarter of 2004, in addition to interest income and exchange gains and losses, other (income) expense, net included the following certain items: a charge for a legal settlement partially offset by an investment gain, which resulted in a net pretax charge of $4.3 million ($2.6 million after tax; $0.02 diluted earnings per share). For the six months ended June 30, 2004, in addition to interest income and exchange gains and losses, other (income) expense, net included the following certain items: the adjustment of a fourth quarter 2003 reserve recorded in connection with a legal verdict, offset by unrelated legal settlements and investment gains for a net adjustment of $7.8 million pretax ($4.9 million after tax; $.05 diluted earnings per share).

Additionally in the first quarter of 2004, the company recorded a $1.1 million tax credit in income tax provision related to the retroactive effective date of its Malaysian high-technology pioneer grant ($0.01 diluted earnings per share).

Reconciliation of Earnings

(in millions, except per share)

Quarter Ended June 30,

	2005		2004
	Net Income	Diluted EPS	Net Income	Diluted EPS
GAAP Basis	$85.3	$0.79	$58.7	$0.55
Certain Items	(5.1)	(0.05)	2.6	0.02

Adjusted Basis	$80.2	$0.74	$61.3	$0.57

Reconciliation of Earnings

(in millions, except per share)

Six Months Ended June 30,

	2005		2004
	Net Income	Diluted EPS	Net Income	Diluted EPS
GAAP Basis	$166.6	$1.54	$130.6	$1.22
Certain Items	(7.1)	(0.07)	(6.0)	(0.06)

Adjusted Basis	$159.5	$1.47	$124.6	$1.16

###